Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Bunker Hill Mining Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.000001 per share	Rules 457(c) and 457(h)	31,744,410	$0.0929	$2,949,055.69	0.0001476	$435.28
Total Offering Amounts					$2,949,055.69		$435.28
Total Fee Offsets							—
Net Fee Due							$435.28

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Bunker Hill Mining Corp. (the “Company”) that become issuable under the Bunker Hill Mining Corp. Amended and Restated Stock Option Plan by reason of any stock split, stock dividend, or similar transaction effected that results in an increase in the number of outstanding shares of common stock of the Company.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the bid ($0.09) and asked ($0.0958) prices of the common stock of the Company reported on the OTCQB on November 1, 2023.